424(b)(3)
                                                                        33-89510
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The Equitable Life Assurance Society of the United States

SUPPLEMENT DATED AUGUST 13, 2001, TO THE EQUI-VEST ("SERIES 800") AND EQUI-VEST EXPRESS PROSPECTUSES
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This supplement, which is for use in the state of Washington ONLY, modifies certain information in the above-referenced Prospectuses. Unless otherwise indicated, all other information in the Prospectuses remains unchanged. The modifications are as follows:

(1)  APPLICABLE TO SERIES 800 AND EQUI-VEST EXPRESS CONTRACTS:

     o All references to the "Fixed Maturity Options ("FMOs")" are deleted in their entirety. The contracts described in the above-referenced Prospectuses and Supplement do not offer FMOs.

(2)  APPLICABLE TO SERIES 800 CONTRACTS ONLY:

     o All references to the "ratcheted death benefit" are deleted in their entirety. The contract described in the Series 800 Prospectuses does not offer the ratcheted death benefit feature.

     o In "EQUI-VEST at a glance -- key features" under "Annuitant issue ages," all references to age "90" are changed to "85."

     o In "Contract features and benefits," under "How you can purchase and contribute to your contract," note the following changes:

       (1) Under each column heading entitled "Available for annuitant issue ages," the information presented is deleted in its entirety and replaced with the following:

            0 through 85

       (2) Under each column heading entitled "Limitations on contributions," the second and third bullets are deleted in their and entirety and replaced with the following single bullet:

       For annuitants age 84 through 85 at contract issue, additional contributions may be made up to one year beyond the annuitant's issue age.

       (3) The footnote, which is marked with an asterisk, immediately following the chart is deleted in its entirety and replaced with the following:

           * For traditional IRA contracts, the maximum issue age is 70, but we will issue up to age 85 if the contribution is a rollover contribution.

     o In "Accessing your money" under "Selecting an annuity payout option," paragraphs (i)-(iv) are deleted in their entirety and replaced with the following two paragraphs:

       (i) if the annuitant was not older than age 80 when the contract was issued, the contract anniversary that follows the annuitant's 90th birthday;

       (ii) if the annuitant was age 81 through 85 when the contract was issued, the contract anniversary that follows the annuitant's 95th birthday.

     o In "Charges and expenses," under "Annual administrative charge," the second paragraph is deleted in its entirety and replaced with the following:

       The charge is deducted pro rata from the variable investment options. If your account value is allocated 100% to the guaranteed interest option, the charge will be waived.

     o In "Charges and expenses," under "Withdrawal charges," the second sentence of the third paragraph is deleted and replaced with the following:

       In the case of surrenders, we will pay you the greater of (i) the cash value, or (ii) the free withdrawal amount plus 94% (95% in the fifth contract year if the annuitant was age 60 or over when the contract was issued) of the remaining account value.


                    FOR USE IN THE STATE OF WASHINGTON ONLY

Form Number 888-1326                       Catalog Number 129481

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     o In "Charges and expenses," the section entitled "Annuitant ages 86 through 90 when the contract is issued" is deleted in its entirety.

     o In "Charges and expenses," under "Disability, terminal illness, or confinement to nursing home," the last paragraph and two bullets are deleted in their entirety and replaced with the following heading and two bullets:

       For NQ, Traditional IRA, QP IRA and Roth IRA contracts, the withdrawal charge also does not apply in the following circumstances:

     o after five contract years and the annuitant is at least age 59 1/2; or

     o if you request a refund of a contribution in excess of amounts allowed to be contributed under the federal income tax rules within one month of the date on which you made the contribution.





































                   FOR USE IN THE STATE OF WASHINGTON ONLY

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